Exhibit 10.4

K2 INC.

SEVERANCE BENEFIT PLAN

Section 1. INTRODUCTION.

The K2 Inc. Severance Benefit Plan (the “Plan”) was established effective February 14, 2005 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible employees of the Company and its subsidiaries upon selected terminations of service. This Plan document is also the Summary Plan Description for the Plan.

Section 2. DEFINITIONS.

The following shall be defined terms for purposes of the Plan:

(a) “Base Salary” means a Participant’s monthly base salary in effect immediately prior to the Covered Termination (including without limitation any compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, exclusive of any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus Amount” means, with respect to a Participant, one-twelfth (1/12th) of the greater of (i) the average of the three (3) annual bonuses paid to the Participant by the Company prior to the date of such Participant’s Covered Termination and (ii) the last annual bonus paid to the Participant by the Company prior to the date of such Participant’s Covered Termination.

(d) “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on the Company’s business or reputation, or that of any of its subsidiaries, as reasonably determined by the Board:

(1) Executive’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

(2) Executive’s commission of (or attempted commission of), or participation in, a fraud or act of dishonesty against the Company;

(3) Executive’s material violation of any statutory duty owed to the Company or material violation of any policy or rule of the Company;

(4) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(5) Executive’s gross misconduct; or

(6) Executive’s conduct that constitutes gross insubordination or habitual neglect of duties that is not cured within the reasonable period provided by the Board or a committee designated by the Board in its written notice to Executive of such conduct.

The determination that a termination is for Cause shall be made by the Board in good faith. Any determination that the Executive’s employment was terminated by reason of dismissal without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or the Executive for any other purpose.

(e) “Company” means K2 Inc.

(f) “Covered Termination” means, with respect to a Participant who immediately prior to a termination of employment was an employee of the Company, such Participant’s termination of employment by the Company without Cause.

(g) “Participant” means all individuals hereafter designated by the Board and listed on Exhibit A-1 or Exhibit A-2 attached hereto.

(h) “Plan Administrator” means K2 Inc.

(i) “Severance Period” means, with respect to a Participant, the period of time following the Participant’s Covered Termination for which a Participant may be eligible to receive the benefits provided in Section 4 herein. The Severance Period shall be the number of months corresponding to such Participant’s name on Exhibit A-1 or Exhibit A-2 attached hereto.

Section 3. ELIGIBILITY FOR BENEFITS.

Subject to the requirements set forth in this Section, the Company shall provide severance benefits under the Plan to the Participants. In order to be eligible to receive benefits under the Plan, a Participant must (i) experience an Covered Termination and (ii) execute a general waiver and release in substantially the form attached hereto as Exhibit B (or as then may be required by law to effect a release of claims), as appropriate, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may at any time modify the forms of the required release and shall determine the appropriate form of release.

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Section 4. AMOUNT OF BENEFIT.

Subject to the limitations and reductions provided in this Plan, benefits under this Plan, if any, shall be provided to the Participants described in Section 3 in the following amounts:

(a) Covered Termination Benefits. Upon a Participant’s Covered Termination, such Participant shall receive the following severance package:

(1) Cash Severance Benefits. At the end of each month during the term of the Participant’s Severance Period, each Participant listed on Exhibit A-1 will receive a cash payment in an amount equal to the sum of Participant’s Base Salary and Bonus Amount. At the end of each month during the term of the Participant’s Severance Period, each Participant listed on Exhibit A-2 will receive a cash payment in an amount equal to the Participant’s Base Salary.

(2) COBRA Benefits. If such Participant timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then for the term of the Participant’s Severance Period, the Company will reimburse all premiums for group medical, dental and vision coverage paid by such Participant under (a) COBRA and, to the extent applicable, any similar applicable state statute, and (b) to the extent that such coverage under COBRA and any such applicable state statute has been exhausted or is no longer available, then under any individual policy providing group medical, dental and vision benefits substantially similar to those provided to Participant immediately prior to his or her termination of Service.

(3) Stock Option Acceleration and Continued Post-Termination Exercise Period. The Participant will receive immediate full vesting of all stock options and other equity awards issued by the Company and held by such Participant. In addition, with respect to stock options issued to the Participant, the Participant shall be entitled to exercise all of his or her stock options for the number of months beyond the original post-termination exercise period provided in such Participant’s stock option agreement (but not beyond the original contractual life of the option) equal to the Severance Period.

(b) Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to a Participant under Sections 4(a)(1) and 4(a)(2) of this Plan shall be reduced (but not below zero) by any severance benefits payable by the Company or an affiliate of the Company to such Participant under any other policy, plan, program, agreement or arrangement, including, without limitation, an employment agreement between such Participant and any entity, covering such Participant. In addition, to the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any similar state statute, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under Sections 4(a)(1) and 4(a)(2) of this Plan shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

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Section 5. LIMITATIONS ON BENEFITS.

(a) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of service or employment termination.

(b) Termination of Benefits. Benefits under the Plan shall terminate immediately if the Participant, at any time, (i) engages in the unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information under any written agreement under which the Participant has a such an obligation to the Company that survives the Participant’s termination of service to the Company, (ii) engages in any prohibited or unauthorized competitive activities, or prohibited or unauthorized solicitation or recruitment of employees, in violation of any written agreement under which Participant has such an obligation to the Company that survives the Participant’s termination of service to the Company; (iii) violates any term or condition of this Plan or (iv) violates any term of the applicable general waiver and release referenced in Section 3 above.

(c) Non-Duplication of Benefits. No Participant is eligible to receive benefits under this Plan more than one time.

(d) Indebtedness of Participants. If a Participant is indebted to the Company or an affiliate of the Company on the date of his or her termination of employment or service, the Company reserves the right to offset any severance benefits payable in cash under the Plan by the amount of such indebtedness.

(e) Parachute Payments. If any payment or benefit a Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):

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reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless the Participant elects in writing a different order for cancellation.

(f) Deferred Compensation. In the event that any of the benefits payable to Participant under this Section are determined by the Company to constitute deferred compensation subject to Section 409A(a)(2)(B)(i) of the Code, then the amount such benefits so determined shall be payable to Participant in a manner that complies with the requirements of Section 409A, which may include, without limitation, deferring the payment of such benefit for six (6) months after Participant’s date of termination, provided however, that nothing in this paragraph shall require the payment of benefits to Participant earlier than they would otherwise be payable under this Agreement.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within ten (10) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

Section 6. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. Unless otherwise determined by the Board, the General Counsel of the Company shall perform the duties of the Plan Administrator under this Plan.

(b) Amendment or Termination. The Board, or the Compensation Committee thereof, reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall impair or

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reduce the rights of a Participant unless such Participant consents to such amendment or termination of the Plan in writing. Notwithstanding the foregoing, the Plan shall automatically terminate on the tenth (10th) anniversary from the date of its adoption by the Board, unless extended by the Board or the Compensation Committee thereof. Except with respect to the automatic termination provided in the prior sentence, any action amending, terminating or extending the Plan shall be in writing and executed by the Board or the Compensation Committee thereof.

Section 7. CONTINUATION OF CERTAIN EMPLOYEE BENEFITS.

(a) COBRA Continuation. Each Participant who is enrolled in a group medical, dental or vision plan sponsored by the Company or an affiliate of the Company may be eligible to continue coverage under such group medical, dental or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment under COBRA. The Company will notify the Participant of any such right to continue group medical coverage at the time of termination. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s group medical, dental or vision coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the COBRA premium reimbursements made by the Company, if any, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration, if any, of the COBRA period.

(b) Other Employee Benefits. All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

Section 8. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

Section 9. LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 10. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

K2 Inc.

2051 Palomar Airport Road

Suite 100

Carlsbad, CA 92009

Attn: General Counsel

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(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

K2 Inc.

2051 Palomar Airport Road

Suite 100

Carlsbad, CA 92009

Attn: General Counsel

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A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

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(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, then the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Section 12. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 95-2077125. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 507.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is K2 Inc., Attn: General Counsel, 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92009.

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is K2 Inc., 2051 Palomar Airport Road, Suite 100, Carlsbad, CA 92009. The Plan Sponsor’s and Plan Administrator’s telephone number is (760) 494-1000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. If you are a Participant in the Plan, under ERISA you are entitled to:

Receive Information about the Plan and Your Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

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(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

Enforce Your rights

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan Administrator’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200

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Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

Section 14. EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of the Effective Date, K2 Inc. has caused its duly authorized officer to execute the same this 14th day of February, 2005.

K2 Inc.

/s/ Richard J. Heckmann Richard J. Heckmann,
Chairman of the Board and
Chief Executive Officer

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